ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-277211
Dated September 4, 2025

HSBC USA Inc. Step Down Trigger Autocallable Notes
$         Notes Linked to the NVIDIA Corporation due on or about March 5, 2027

Investment Description

These Step Down Trigger Autocallable Notes (the ‘‘Notes”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the NVIDIA Corporation (the “Underlying”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations.  The Notes are designed for investors who believe that the Official Closing Price of the Underlying will remain flat or increase moderately during the term of the Notes. If the Underlying closes at or above the Initial Price on the first Observation Date, or if the Underlying closes at or above the Downside Threshold on the Final Valuation Date, HSBC will automatically call the Notes and pay you a Call Price equal to the Principal Amount per Note plus a Call Return. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. If the Notes have not been called prior to the Final Valuation Date, then either (1) HSBC will automatically call the Notes if the Underlying closes at or above the Downside Threshold on the Final Valuation Date or (2) if the Underlying closes below the Downside Threshold on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Official Closing Price of the Underlying from the Pricing Date to the Final Valuation Date. Investing in the Notes involves significant risks. The Notes do not pay any interest.  You may lose some or all of your Principal Amount. Generally, the higher the Call Return on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
❑	Call Return: HSBC will automatically call the Notes for a Call Price equal to the Principal Amount plus the applicable Call Return if (i) the Official Closing Price of the Underlying on the first Observation Date is equal to or greater than the Initial Price or (ii) the Underlying closes at or above the Downside Threshold on the Final Valuation Date. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. If the Notes are not called, investors will incur a loss at maturity.
❑	Contingent Repayment of Principal Amount at Maturity: If by the Final Valuation Date, the Notes have not been called and the Underlying does not close below the Downside Threshold on the Final Valuation Date, HSBC will automatically call the Notes for a Call Price equal to the Principal Amount plus the applicable Call Return. However, if the Underlying closes below the Downside Threshold on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Official Closing Price of the Underlying from the Pricing Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates[1]
Pricing Date	September 2, 2025
Trade Date	September 4, 2025
Settlement Date	September 8, 2025
Observation Dates[2]	Semi-annually, beginning on September 9, 2026
Final Valuation Date[2]	March 2, 2027
Maturity Date[2]	March 5, 2027

   1 Expected

   2 See page 4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the Notes may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have downside MARKET risk SIMILAR TO the UNDERLYING, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF The principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING ETF UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

These terms relate to an offering of Notes Linked to the NVIDIA Corporation. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Call Return Rate	Initial Price	Downside Threshold	CUSIP	ISIN
The NVIDIA Corporation (“NVDA”)	21.25% per annum	$170.78	$136.624, which is 80.00% of the Initial Price	40446H845	US40446H8455

See “Additional Information about HSBC USA Inc. and the Notes” on page 2 of this free writing prospectus. The Notes offered will have the terms specified in the accompanying prospectus dated February 21, 2024, the accompanying prospectus supplement dated February 21, 2024, the accompanying stock-linked underlying supplement dated February 21, 2024 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or stock-linked underlying supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution” on page 13 of this free writing prospectus for a description of the distribution arrangements.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $9.40 and $9.90 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 5 and “Key Risks” beginning on page 6 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Us
Per Note	$10.00	$0.125	$9.875
Total

(1) See “Supplemental Plan of Distribution” on page 13 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information about HSBC USA Inc. and the Notes

This free writing prospectus relates to the offering of Notes identified on the cover page. As a purchaser of a Note, you will acquire a senior unsecured debt instrument linked to the Underlying, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Notes relates to the Underlying, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Underlying, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the stock-linked underlying supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying stock-linked underlying supplement, prospectus supplement or prospectus, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page S-1 of the stock-linked underlying supplement and beginning on page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including the stock-linked underlying supplement, prospectus and prospectus supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the stock-linked underlying supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the stock-linked underlying supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Stock-linked underlying supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025892/tm244959d5_424b2.htm

♦	Prospectus supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

♦	Prospectus dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated February 21, 2024, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated February 21, 2024 and references to the “stock-linked underlying supplement” mean the stock-linked underlying supplement dated February 21, 2024.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as the Underlying.
♦	You believe the Official Closing Price of the Underlying will not be below the Downside Threshold on the Final Valuation Date, but you are willing to lose up to 100% of your principal if the Notes are not called and the Official Closing Price of the Underlying is below the Downside Threshold on the Final Valuation Date.
♦	You understand and accept that you will not participate in any appreciation in the price of the Underlying and your potential return is limited to the applicable Call Return.
♦	You are willing to invest in the Notes based on the Call Return Rate indicated on the cover hereof.
♦	You believe the Underlying will remain flat or appreciate moderately during the term of the Notes and the Official Closing Price of the Underlying will be equal to or greater than the Initial Price on at least one Observation Date, or equal to or greater than the Downside Threshold on the Final Valuation Date.
♦	You are willing to hold the Notes that will be automatically called on any of the first two Observation Date if the Official Closing Price of the Underlying on that Observation Date is equal to or greater than the Initial Price.
♦	You are willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.
♦	You do understand and accept the risks associated with the Underlying.
♦	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.
♦	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying.
♦	You are willing to assume the credit risk of HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as the Underlying.
♦	You believe the Notes will not be called and that the Final Price of the Underlying will be below the Downside Threshold on the Final Valuation Date.
♦	You seek an investment that is designed to return your full Principal Amount at maturity.
♦	You seek an investment that participates in the full appreciation in the price of the Underlying or that has unlimited return potential.
♦	You are not willing to invest in the Notes based on the Call Return Rate indicated on the cover hereof.
♦	You are unable or unwilling to hold the Notes that will be automatically called on any of the first two Observation Date if the Official Closing Price of the Underlying on that Observation Date is equal to or greater than the Initial Price.
♦	You are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.
♦	You do not understand or accept the risks associated with the Underlying.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦	You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Underlying.
♦	You are not willing or are unable to assume the credit risk of HSBC, as Issuer of the Notes, for any payment on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying, see “Information About the Underlying” herein and the accompanying ETF Underlying Supplement, as applicable. You should also review carefully the "Key Risks" herein and the more detailed “Risk Factors” beginning on page S-1 of the stock-linked underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

Indicative Terms

Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Note (subject to a minimum investment of $1,000).
Term	Approximately 18 months, unless earlier called.
Pricing Date	September 2, 2025
Trade Date[1]	September 4, 2025
Settlement Date[1]	September 8, 2025
Final Valuation Date[1]	March 2, 2027, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes — Valuation Dates” in the accompanying stock-linked underlying supplement.
Maturity Date[1]

March 5, 2027, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying stock-linked underlying supplement.

Underlying	The NVIDIA Corporation (Ticker: “NVDA”)
Call Feature

The Notes will be automatically called if (i) the Official Closing Price of the Underlying on the first Observation Date is equal to or greater than the Initial Price or (ii) the Official Closing Price of the Underlying on the Final Valuation Date is equal to or greater than the Downside Threshold. If the Notes are called, HSBC will pay you on the Call Settlement Date a cash payment per Note equal to the Call Price for the Observation Date.

Call Settlement Dates

With respect to the first Observation Date, two business days following the applicable Observation Date, unless otherwise indicated in the table below. For the Final Valuation Date, the Call Settlement Date will be the Maturity Date.

Call Price	The Call Price equals the Principal Amount per Note plus the applicable Call Return, which will equal the product of the Principal Amount multiplied by the applicable Call Return Rate.
Call Return/Call Return Rate	The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding and will be based on the Call Return Rate of 21.25% per annum.

Expected Observation Date[1]	Expected Call Settlement Date[1]	Hypothetical Call Return Rate	Hypothetical Call Price (per $10.00 Note)
September 9, 2026	September 11, 2026	21.250%	$12.1250
Final Valuation Date (March 2, 2027)	Maturity Date (March 5, 2027)	31.875%	$13.1875

Payment at Maturity (per $10 Note)

If the Notes have not been previously called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Price is equal to or greater than the Downside Threshold on the Final Valuation Date, the Notes will automatically called and HSBC will pay you a cash payment on the Maturity Date per Note equal to the applicable Call Price.(2)

If the Final Price is below the Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Underlying Return)

In this case, you will incur a loss that is proportionate to the decline in the Final Price from the Initial Price and you will lose some or all of your Principal Amount.

Underlying Return	Final Price - Initial Price
Initial Price
Downside Threshold	80.00% of the Initial Price, as indicated on the cover hereof.
Initial Price	The Official Closing Price on the Pricing Date, as indicated on the cover hereof.
Final Price	The Official Closing Price on the Final Valuation Date.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Key Risks — The Estimated Initial Value of the Notes, Which Will Be Determined by Us on the Trade Date, Is Expected to Be Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”

Investing in the NOTES involves significant risks. You may lose some or all of your principal amount.  Any payment on the NOTES, including any repayment of principal AT MATURITY, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the NOTES and you could lose your entire investment.

1 Expected. In the event HSBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same and the Observation Dates and Call Settlement Dates may be adjusted in a similar manner. The Observation Dates are subject to postponement if a Market Disruption Event occurs.

Investment Timeline

The Initial Price and Downside Threshold of the Underlying were determined.
The Call Return and Call Return Rate are set.

The Notes will automatically be called if the Official Closing Price of the Underlying on any of the first two Observation Date is equal to or greater than the Initial Price.

If the Notes are called, HSBC will pay the Call Price for the relevant Observation Date: equal to the Principal Amount plus an amount based on the Call Return Rate.

The Final Price and Underlying Return are determined on the Final Valuation Date.

If the Notes have not been called and the Final Price is equal to or greater than the Downside Threshold, the Notes will automatically be called and HSBC will pay the applicable Call Price.

If the Notes have not been called and the Final Price is below its Downside Threshold, HSBC will repay less than the Principal Amount, if anything, resulting in a loss proportionate to the decline of the Underlying, equal to a return of:

$10.00 × (1 + Underlying Return) per Note

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying stock-linked underlying supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Structure or Features of the Notes

♦	Risk of Loss at Maturity – The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called and the Final Price of the Underlying is less than the Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price of the Underlying from the Initial Price. In such a case, you will lose some or all of the principal amount of your Notes.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Notes to Maturity – You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the price of the Underlying is above the Downside Threshold.

♦	Limited Return on the Notes – The return potential of the Notes is limited to the applicable Call Return regardless of the appreciation of the Underlying. In addition, because the Call Return, and therefore the Call Price, increases the longer the Notes have been outstanding, the Call Price payable on earlier Call Settlement Dates is less than the Call Price payable on later Call Settlement Dates. Your Notes could be called as early as the first annual Observation Date and your return would therefore be less than if the Notes were called on a later date. If the Notes are not called, you may be exposed to the decline in the price of the Underlying even though you were not able to participate in any appreciation in the price of the Underlying. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in securities represented by the Underlying.

♦	Reinvestment Risk – If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as one year after issuance.

♦	No Assurances of a Flat or Bullish Environment – While the Notes are structured to provide positive returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes and you may lose some or all of your investment if the Notes are not called.

♦	Higher Call Return Rates Are Generally Associated with a Greater Risk of Loss – Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that, for example, the Official Closing Price of the Underlying could be below its Downside Threshold on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Call Return Rate for that Note. However, while the Call Return Rate is a fixed amount, the volatility of any of the Underlying can change significantly over the term of the Notes.

♦	No Interest Payments – As a holder of the Notes, you will not receive interest payments.

Risks Relating to the Underlying

♦	Single Stock Risk — The price of the Reference Stock can rise or fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Reference Stocks and their issuers, please see “Information About the Underlying” in this free writing prospectus and the issuers’ SEC filings referred to in those sections.

General Risk Factors

♦	The Notes Are Subject to the Credit Risk of the Issuer – The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and could lose your entire investment.

♦	The Estimated Initial Value of the Notes, Which Will Be Determined by Us on the Trade Date, Is Expected to Be Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any – The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date Is Expected to Be Less Than the Price to Public – The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Underlying and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher Than the Estimated Initial Value of the Notes – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 5 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

♦	Owning the Notes Is Not the Same as Owning the Stocks Included in the Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in the Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Underlying would have. Furthermore, the Underlying and the stocks included in the Underlying may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

♦	The Notes Are Not Insured or Guaranteed by Any Governmental Agency of the United States or Any Other Jurisdiction – The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Notes and could lose your entire investment.

♦	Lack of Liquidity – The Notes will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Notes in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Notes. This price, if any, will exclude any fees or commissions paid when the Notes were purchased and therefore will generally be lower than such purchase price.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks included in the Underlying, which could affect the price of such stocks or the level of the Underlying and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Notes. The Calculation Agent, which may be HSBC or any of its affiliates, will determine the Payment at Maturity or the payment on a Call Settlement Date based on observed level of the Underlying in the market. The Calculation Agent can postpone the determination of the Official Closing Price on an Observation Date and the corresponding Call Settlement Date if a Market Disruption Event exists on that Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and such research, opinions or recommendations may be revised at any time. Any such research, opinions or recommendations could affect the price of the stocks included in the Underlying or the level of the Underlying, and therefore, the market value of the Notes.

♦	Market Price Prior to Maturity – The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the Underlying; the volatility of the Underlying; the dividends paid on the securities included in the Underlying; the time remaining to the maturity of the Notes; interest rates; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of HSBC.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC USA Inc., UBS Financial Services Inc., or any of our or their respective affiliates in the stocks included in the Underlying, or in futures, options, exchange-traded funds or other derivative products on those stocks or relating to the Underlying, may adversely affect the level of the Underlying, and, therefore, the market value of the Notes.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See the discussion under “What Are the Tax Consequences of the Notes?” on page 12 of this free writing prospectus and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. The hypothetical terms used below are not the actual terms that will apply to the Notes. The actual terms will be set on the Trade Date and will be indicated on the cover of the applicable pricing supplement. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying relative to the Initial Price. We cannot predict the Final Price or the Official Closing Price of the Underlying on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity or upon an automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions:

Investment Term:	Approximately 18 months (unless earlier called)
Hypothetical Initial Price[1]:	$100.00
Call Return Rate:	21.25% per annum
Downside Threshold:	80%
Hypothetical Downside Threshold:	$80.00 (80% of the Initial Price)

Observation Dates, Call Return Rates and Call Prices on Observation Dates:

Observation Dates	Call Return Rates	Call Prices
September 9, 2026	21.250%	$12.1250
Final Valuation Date (March 2, 2027)	31.875%	$13.1875

Example 1— The Underlying closes at 110.00% of the Initial Price on the first Observation Date – the Notes are called.

Date	Official Closing Price	Payment (per Note)
First Observation Date	$110.00	$12.125 (Call Price) – Notes are automatically called
		Total Payment: $12.125 (21.25% return)

Because the Official Closing Price of the Underlying on the first Observation Date is at or above the Initial Price, the Notes are automatically called at the applicable Call Price of $12.125 per Note, representing a 21.25% return on the Notes. As long as the Underlying closes at or above the Initial Price on any Observation Date, HSBC will pay you the applicable Call Price.

Example 2— The Underlying closes below the Initial Price on the first Observation Date and closes at or above the Downside Threshold on the Final Valuation Date – the Notes are called.

Date	Official Closing Price	Payment (per Note)
First Observation Date	$90.00	$0.00 – Notes are not automatically called
Final Valuation Date	$85.00	$13.1875 (Call Price) – Notes are automatically called
		Total Payment: $13.1875 (31.875% return)

Because (i) the Official Closing Price of the Underlying on the first Observation Date is below the Initial Price and (ii) the Official Closing Price of the Underlying on the final Observation Date (which is also the Final Valuation Date) is at or above the Downside Threshold, the Notes are automatically called at the applicable Call Price of $13.1875 per Note, representing an 31.875% return on the Notes.

Example 3— The Underlying closes below the Initial Price on the first Observation Date. In addition, the Underlying closes at 59.00% of the Initial Price on the Final Valuation Date – the Notes are NOT called.

Date	Official Closing Price	Payment (per Note)
First Observation Date	$80.00	$0.00 – Notes are not automatically called
Final Valuation Date	$59.00	$10.00 × (1 + Underlying Return) =$10.00 × (1 + -41%) =$10.00 x (59%) =$5.90 (Payment at Maturity)
	Total Payment: $5.90 (-41.00% return)

Because the Official Closing Price of the Underlying on the first Observation Date is below the Initial Price, the Notes are not automatically called. Furthermore, because the Final Price of the Underlying is below the Downside Threshold on the Final Valuation Date, your principal is fully exposed to any decrease in the Final Price of the Underlying relative to the Initial Price. Therefore you will suffer a loss on the Notes of 41.00%. Expressed as a formula:

Underlying Return = (59.00 – 100.00) / 100.00 = -41.00%

Payment at Maturity = $10 × (1 + -41%) = $5.90

In this example, you would lose some of your Principal Amount at maturity.

If the Final Price of the Underlying is below the Downside Threshold on the Final Valuation Date, you are fully exposed to the negative Underlying Return, resulting in a loss of some or all of your principal that is proportionate to the decrease in the Official Closing Price of the Underlying from the Trade Date to the Final Valuation Date.

What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as pre-paid executory contracts with respect to the Underlying. HSBC intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, exchange or call and HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract – Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ materially and adversely from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

HSBC will not attempt to ascertain whether the Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlying and consult your tax advisor regarding the possible consequences to you if the Underlying is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Information About the Underlying
The NVIDIA Corporation
Description of the NVDA
NVIDIA Corporation designs, develops, and markets three dimensional (3D) graphics processors and related software. The Company's products provide interactive 3D graphics to the mainstream personal computer market.Shares of the Company trade and are listed on the Nasdaq Global Select Market under the symbol “NVDA.”
Historical Performance of the NVDA
The following graph sets forth the historical performance of the NVDA based on the daily historical Official Closing Prices from September 2, 2015 through September 2, 2025 as reported on the Bloomberg Professional® service (“Bloomberg”). The black solid line represents a hypothetical Downside Threshold of 80% of the Official Closing Price of the NVDA on September 2, 2025. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Source: Bloomberg Past performance of this Underlying is not indicative of its future performance.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable in the same general manner as described in “Indicative Terms” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Underlying Return and the accelerated Maturity Date will be four business days after the accelerated Final Valuation Date. The Call Return will be calculated based on the length of time that the Notes are outstanding. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. If a Market Disruption Event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. will agree to sell to the Agent, and the Agent will agree to purchase, all of the Notes at the price to public less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover page of this free writing prospectus.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Notes and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Settlement Date set forth on the cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Settlement Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the accompanying prospectus supplement.

Selling Restrictions

Peru

The contents of this document, any underlying product supplement, the MTN supplement, the prospectus and the Notes issued and traded thereunder, have not been reviewed nor authorised by the Capital Markets Superintendence (Superintendencia del Mercado de Valores, the "SMV") nor the Private Pension Funds, Banking and Insurance Superintendence (Superintendencia de Banca, Seguros y AFP, the "SBS"). Therefore, investors will not benefit from protection of any of the aforementioned regulatory authorities.

The Notes have not been and will not be registered with the Capital Markets Public Registry of the SMV nor the Lima Stock Exchange Registry ("RBVL") for their public offering in Peru under the Peruvian Capital Markets Law (Law N°861/ Supreme Decree N°020-2023-EF and the decrees and regulations thereunder.

Consequently, Notes may not be offered or sold, directly or indirectly, nor this document, any underlying product supplement, the MTN supplement, the prospectus or any other offering material relating to the Notes be distributed or caused to be distributed to the general public in Peru, unless the offering or selling of Notes comply with the Private Offer Exemptions (as defined below).

"Private Offer Exemptions" means an offer of Notes, where no Mass-marketing is used, and made:

(i)       exclusively to institutional investors; or

(ii)       where the minimum investment amount is greater than or equal to approximately USD 160,000 (either in a single transaction or in aggregate).

"Mass-marketing" means a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute securities to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social network, internet servers located in Peru, and other media or technology platforms.

Chile

Neither the Issuer nor the Notes have been registered with the Comisión para el Mercado Financiero pursuant to law no. 18,045 (the "Ley de

Mercado de Valores") and regulations thereunder, therefore, they cannot be publicly offered in the Republic of Chile. Neither this document nor any underlying product supplement, the MTN supplement or the prospectus constitute an offer of, or an invitation to subscribe for or purchase the Notes in the Republic of Chile, other than to individually identified investors pursuant to a private offering within the meaning of article 4 of the Ley de Mercado de Valores (i.e. an offer that is not addressed to the public at large or to a certain sector or specific group of the public).

ESTA OFERTA PRIVADA SE INICIA EL DÍA DE ESTE DOCUMENTO Y SE ACOGE A LAS DISPOSICIONES DE LA NORMA DE CARÁCTER GENERAL Nº 336 DE LA SUPERINTENDENCIA DE VALORES Y SEGUROS (HOY, COMISIÓN PARA EL MERCADO FINANCIERO); ESTA OFERTA VERSA SOBRE VALORES NO INSCRITOS EN EL REGISTRO DE VALORES O EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA COMISIÓN PARA EL MERCADO FINANCIERO, POR LO QUE TALES VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ÉSTA; POR TRATAR DE VALORES NO INSCRITOS NO EXISTE LA OBLIGACIÓN POR PARTE DEL EMISOR DE ENTREGAR EN CHILE INFORMACIÓN PÚBLICA RESPECTO DE LOS VALORES SOBRE LOS QUE VERSA ESTA OFERTA; ESTOS VALORES NO PODRÁN SER OBJETO DE OFERTA PÚBLICA MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE.

Philippines

The Notes being offered or sold herein have not been registered with the Philippine Securities and Exchange Commission under the Securities Regulation Code of the Philippines ("SRC"). Any offer or sale thereof in the Philippines is prohibited unless the Notes have first been registered in accordance with the registration requirements of the SRC or such offer or sale qualifies as an exempt transaction.

Each of the following restrictions must be observed by Noteholders in relation to sales, transfers or disposals of all or any part of its legal or beneficial interests in the Notes or offers to do so:

(a) To the extent that the Notes are offered, sold or distributed in the Philippines, the Noteholder, by purchasing the Notes, agrees for the benefit of the Issuer that the Notes may not be subsequently offered, sold, pledged or otherwise transferred except in compliance with Philippine laws and regulations (in addition to the laws of other jurisdictions, as applicable) and may be offered, sold or distributed only to "Qualified Buyers" as defined under Subsection 10.1(l) of the SRC.

(b) No Noteholder shall sell, transfer or otherwise dispose of all or part of its legal or beneficial interests in the Notes to another person or persons nor offer to do so, unless such sale, transfer, disposal or offer is subject to the condition that such person(s) shall undertake to observe the restrictions set out herein.

Without limitation to paragraphs (a) and (b) above, each Noteholder shall observe all applicable laws and regulations in the Philippines in connection with the offer, sale, transfer or other disposition of all or any part of its legal or beneficial interests in the Notes or the distribution of any document or other material in connection therewith.

Israel and Paraguay

The Notes may not be sold to investors in either Israel or Paraguay.